Exhibit 3.1

CERTIFICATE OF INCORPORATION
OF
BROADWIND ENERGY, INC.
a Delaware corporation

I, the undersigned, being of full age and named the original incorporator herein, for the purpose of forming a corporation under the General Corporation Law of the State of Delaware (the “DGCL”), as amended, to do business both within and without the State of Delaware, do make and file this Certificate of Incorporation, hereby declaring and certifying that the facts herein stated are true:

ARTICLE I
NAME

The name of the corporation is Broadwind Energy, Inc.

ARTICLE II
RESIDENT AGENT & REGISTERED OFFICE

Section 2.01.  Resident Agent.  The name and address of the Resident Agent for service of process is National Registered Agents, Inc., 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, Delaware 19904.

Section 2.02.  Registered Office.  The address of its Registered Office is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, Delaware 19904.

Section 2.03.  Other Offices.  The corporation may also maintain offices for the transaction of any business at such other places within or without the State of Delaware as it may from time to time determine.  Corporate business of every kind and nature may be conducted, and meetings of directors and stockholders held outside the State of Delaware with the same effect as if in the State of Delaware.

ARTICLE III
PURPOSE

The corporation is organized for the purpose of engaging in any lawful activity, within or without the State of Delaware.  The corporation is being incorporated in connection with the conversion of a Nevada corporation to a Delaware corporation (the “Conversion”), and this Certificate of Incorporation is being filed simultaneously with the Certificate of Conversion to Corporation from a Non-Delaware Corporation to a Delaware Corporation (the “Certificate of Conversion”) pursuant to Section 265 of the General Corporation Law of the State of Delaware.

ARTICLE IV
SHARES OF STOCK

Section 4.01 Number and Class.  The total number of shares of authorized capital stock of the corporation shall consist of one hundred and sixty million (160,000,000), of which one hundred and fifty million (150,000,000) shall be shares of common stock with a par value of

$0.001 per share and ten million (10,000,000) shares of undesignated stock with a par value of $0.001 per share. Upon the filing of the Certificate of Conversion and this Certificate of Incorporation (the “Effective Time”), each share of common stock of Broadwind Energy, Inc., a Nevada corporation, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time will be deemed to be one issued and outstanding, fully paid and nonassessable share of common stock of the corporation, without any action required on the part of the corporation or the former holders of such limited liability company interests.  To the fullest extent permitted by the laws of the State of Delaware, as the same now exists or may hereafter be amended or supplemented, the Board of Directors has the express authority, without first obtaining approval of the stockholders of the corporation or any class thereof, to establish from the undesignated shares, by resolution adopted and filed in the manner provided by law, one or more series of preferred stock with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors of the corporation.

Section 4.02.  No Preemptive Rights.  Holders of the Common Stock of the corporation shall not have any preference, preemptive right, or right of subscription to acquire any shares of the corporation authorized, issued or sold, or to be authorized, issued or sold, and convertible into shares of the corporation, nor to any Right of subscription thereto, other than to the extent, if any, the Board of Directors may determine from time to time.

Section 4.03.  Non-Assessability of Shares.  The Common Stock of the corporation, after the amount of the subscription price has been paid, in money, property or services, as the directors shall determine, shall not be subject to assessment to pay the debts of the corporation, nor for any other purpose, and no stock issued as fully paid shall ever be assessable or assessed, and the Certificate of Incorporation shall not be amended in this particular.

Section 4.04.  No Cumulative Voting.  No cumulative voting, on any matter to which Stockholders shall be entitled to vote, shall be allowed for any purpose.

ARTICLE V
DIRECTORS

Section 5.01.  Governing Board.  The business and affairs of the corporation shall be managed by and under the direction of a Board of Directors.

Section 5.02.  Change in Number of Directors.  The authorized number of directors may be increased or decreased as set forth in the Bylaws of the corporation.

Section 5.03. Election of Directors. Unless and except to the extent that the Bylaws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

ARTICLE VI
INCORPORATOR

The name and address of the incorporator is:

Daniel A. Yarano	Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, MN 55402-1425

ARTICLE VII
PERIOD OF DURATION

The corporation is to have a perpetual existence.

ARTICLE VIII
DIRECTORS’ LIABILITY

A director of the corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.  Any repeal or modification of this Article by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation for acts or omissions prior to such repeal or modification.

ARTICLE IX
INDEMNITY

Every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Delaware from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith.  Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person.  The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.  Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this Article.

Without limiting the application of the foregoing, the stockholders or Board of Directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Delaware, and may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprises against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

The indemnification provided in this Article shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.  Any repeal or modification of this Article by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the indemnification of such person for acts or omissions prior to such repeal or modification.

ARTICLE X
BYLAWS

                In furtherance of and not in limitation of the power conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the corporation.

ARTICLE XI
SECTION 203 OPT OUT

                The corporation hereby elects not to be governed by Section 203 of the DGCL as from time to time in effect or any successor provision thereto.

ARTICLE XII
AMENDMENTS

The Board of Directors may adopt a resolution proposing to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute.  Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least a majority of the voting power of the shares of the corporation entitled to vote generally in the election of directors shall be required to amend, alter or repeal, or to adopt any provision in this Certificate of Incorporation.

THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL, does make this Certificate, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly has hereunto set his hand this 20th day of June, 2008.

/s/ Daniel A. Yarano
Daniel A. Yarano
Incorporator